EXHIBIT 10.2.1

SUMMARY OF COMPENSATION FOR THE
COMPANY'S NON-EMPLOYEE DIRECTORS

On May, 22 2019, the Board of Directors (the "Board") of EMC Insurance Group Inc. (the "Company") approved the terms of compensation to be paid to non-employee directors for the ensuing year, effective as of May 22, 2019 (the date of the Company's board meeting). Compensation for non-employee directors includes an annual retainer of $75,000, board and committee meeting attendance fees of $2,500 per meeting, and reimbursement of travel and business expenses. In addition, the chair of the Board of Directors shall receive an annual fee of $22,000, the chair of the audit committee shall receive an annual fee of $18,000, the chairs of all other board committees shall receive an annual fee of $5,000, and the chairs of each board committee shall receive an additional $1,000 committee meeting fee for each meeting at which such director serves as chair. Non-employee directors are also entitled to receive $1,000 ($1,500 for the chair of the audit committee) for each special audit committee meeting held primarily for the purpose of considering revisions to the Company's non-GAAP operating income guidance for the year, $2,500 and reimbursement of travel and business expense for each day that they attend an approved educational program or seminar, $2,500 for each webinar and similar computer-based educational program attended lasting more than two hours, and $250 for each webinar and similar computer-based educational program attended lasting two hours or less.

The non-employee directors are also eligible to participate in Employers Mutual Casualty Company’s Non-Employee Director Stock Purchase Plan, though this plan is currently suspended pending the outcome of the Agreement and Plan of Merger (the "Merger Agreement") between the Company, Employers Mutual, and Oak Merger Sub, Inc., a wholly owned subsidiary of Employers Mutual. Under this plan, directors are allowed to purchase the Company’s common stock in an amount up to 100 percent of their annual retainer at a price equal to 75 percent of the fair market value of the common stock on the purchase date.

Due to the pending Merger Agreement, the non-employee director compensation in the forms of the annual retainer and the Board and various committee chair compensation shall be prorated monthly based on the number of months a director continues to serve on the Board. Accordingly, such amounts shall be paid in twelve equal monthly installments beginning on May 23, 2019 and continuing on the 23rd day of each month thereafter; provided, however, that no further monthly payments shall be due and payable after a director resigns from his or her position on the Board; and provided further that once made, a monthly installment payment shall not be subject to forfeiture if a director resigns his or her position prior to the next monthly installment payment.